Amendment #2

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

Between

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

GENERAL RE LIFE CORPORATION

(THE REINSURER)

The parties hereby agree to the following:

1.	SCHEDULE A, Section 1, PLANS REINSURED, shall be replaced by the following:

PLANS REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier II (VUL 2004) – (Form Number VUL-2004 and all state variations)
•	PruLife Advisor Select (ProFunds) – (Form Number VULPAS 2002 and all state variations)
•	PruLife Custom Premier II (VUL 2005) – Form Number VUL-2005 and all state variations
•	Target Term Rider (TTR) (currently available on VUL 2004, VUL 2005, and ProFunds policies)
•	PruLife Universal Protector policy V1220888

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

Y-UL/VULII-2005-GEN-PICA-2

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of June 7, 2006.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	GENERAL RE LIFE CORPORATION
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-UL/VULII-2005-GEN-PICA-2